EXHIBIT 99

FARMER MAC NEWS

FOR IMMEDIATE RELEASE	CONTACT
March 11, 2009	Mary Waters
Farmer Mac
202-872-7700

FARMER MAC APPOINTS MICHAEL A. GERBER AS
PRESIDENT AND CHIEF EXECUTIVE OFFICER

Washington, D.C. – The Federal Agricultural Mortgage Corporation (Farmer Mac, NYSE:  AGM and AGM.A) today announced that its Board of Directors has appointed Michael A. Gerber as President and Chief Executive Officer of Farmer Mac, effective immediately.  Mr. Gerber had served as Acting President and CEO of Farmer Mac since October 1, 2008 while the Board conducted a search for the permanent CEO.  Mr. Gerber previously served as President and Chief Executive Officer of Farm Credit of Western New York, an Association in the Farm Credit System.

Lowell L. Junkins, Acting Chairman of the Board, noted that “Mike Gerber has provided tremendous leadership to Farmer Mac over the last five months—a critical time period for the company.  During his tenure, the company has successfully raised net new capital of $115 million through private investors and implemented a new program to encourage guarantee and purchase transactions with commercial banks and Farm Credit System institutions.  Mike has the vision and leadership skills to advance Farmer Mac’s mission and continue Farmer Mac’s invaluable service to rural America.”

Mr. Gerber has been a member of the Farmer Mac Board since June 2007 and served as a member of the Finance Committee and the Marketing Committee.  He was the President and Chief Executive Officer of Farm Credit of Western New York from 1998 through February 2009 and served as that institution’s Executive Vice President from 1994 to 1998.  From 1992 to 1994, Mr. Gerber was Credit Supervisor and Director of Financial Services for the former Farm Credit System Southern New England Association.  Mr. Gerber currently serves as a director of several agriculture-related organizations.

Farmer Mac is a stockholder-owned instrumentality of the United States chartered by Congress to establish a secondary market for agricultural real estate and rural housing mortgage loans and rural utilities loans and to facilitate capital market funding for USDA-guaranteed farm program and rural development loans.  Farmer Mac’s Class C non-voting and Class A voting common stocks are listed on the New York Stock Exchange under the symbols AGM and AGM.A, respectively.  Additional information about Farmer Mac is available on Farmer Mac’s website at www.farmermac.com.

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